EXHIBIT 99.1

Evolving Systems Reports First Quarter 2020 Financial Results

ENGLEWOOD, Colorado – May 14, 2020 – Evolving Systems, Inc. (NASDAQ: EVOL), a leader in real-time digital engagement, today reported financial results for its first quarter ended March 31, 2020.

2020 First Quarter Highlights:

•	First quarter revenue was $6.3 million
•	First quarter operating loss was $0.2 million, net loss was less than $0.1 million
•	Adjusted EBITDA was positive $0.2 million

“We are pleased that, in a difficult global environment, we were able to attain EBITDA positive performance and that our service revenues rose from the corresponding period a year ago. While our 2020 first quarter revenues were down from 2019 levels, we have, during the COVID-19 outbreak, leveraged our ability to implement and provide support remotely and this has resulted in a relatively limited effect on our operations. Due to the geographical distribution of our employees, over the years we have developed a culture of successfully managing our business through telework. The largest practical impact we’ve seen has been on our ability to travel and interact with our clients on projects and in the traditional modes of sales and business development. We are quickly working with our current and prospective clients to find new ways to communicate, sell and service,” said Matthew Stecker, Chief Executive Officer and Executive Chairman of Evolving Systems.

First Quarter 2020 Results

Total revenue for the first quarter ended March 31, 2020 was $6.3 million, a $0.4 million or approximately 6.2% decrease from the three months ended March 31, 2019. The decrease was primarily related to one time licensing fees recognized in the first quarter of 2019. Services revenues of $6.1 million, that are mostly recurring in nature, increased year-over-year by $0.1 million or 2% over the comparable year-ago period. The Company reported gross profit margins, excluding depreciation and amortization, of approximately 66.0% for the quarter ended March 31, 2020 as compared to gross profit margins of approximately 71.0% for the quarter ended March 31, 2019. This decrease in gross margin was primarily related to product and service mix in the prior year, inclusive of the aforementioned licensing revenue.

Total operating expenses of $4.3 million in the quarter ended March 31, 2020 decreased by approximately $1.1 million, as compared to $5.4 million in the corresponding year-ago period. The decrease was primarily related to a reduction in sales and marketing costs as commission expenses decreased from the same period a year ago, and travel and tradeshow costs were reduced due to the travel restrictions imposed. Our focus on product development continues, however internal staff have been reassigned to client project work reducing product development costs. Further included in general and administrative costs for three months ended March 31, 2019, there were approximately $0.3 million of one-time charges, associated with complexities in the completion of our year end audit and other accounting services related to updating our global transfer pricing policies to include the acquired companies and fees for the submission of R&D tax credits refunded to our United Kingdom subsidiary.

The Company reported operating loss of $0.2 million as compared to $0.7 million in the quarter ended March 31, 2020 and March 31, 2019, respectively; with a net loss of less than $0.1 million for the quarter ended March 31, 2020 as compared to a net loss of $1.1 million in the comparable year-ago period. The Company reported adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) of $0.2 million in the first quarter of 2020 as compared to a negative $0.3 million adjusted EBITDA in the first quarter of 2019. This was below the prescribed trailing three month adjusted EBITDA amount required by an amendment to our loan agreement agreed upon with East West Bank in 2019. This resulted in the Company’s noncompliance with bank covenants and we are negotiating the restructuring of our terms. There was not sufficient time to properly negotiate new terms with our lenders prior to the filing deadline. The Company has made every loan repayment in full as originally scheduled within our loan agreement and anticipates making all future payments as scheduled. We believe there is ample cash on hand and liquidity in the working capital to fund our business and continued strategic investments.

Cash and cash equivalents as of March 31, 2019 was $2.6 million, a decrease of 15.3% compared to $3.1 million as of December 31, 2019. Contract receivables, net of allowance for doubtful accounts, were $5.1 million, a decrease of $1.6 million compared to December 31, 2019. Unbilled work-in-progress was $1.8 million for the period ended March 31, 2020 an increase of $0.7 million compared to December 31, 2019. Working capital as of March 31, 2020 increased to $3.9 million as compared to $3.8 million as of December 31, 2019. This includes an AMT tax refund expected in the current year and which was previously recorded in our deferred tax assets.

Matthew Stecker concluded: “We continue to monitor the effects on our business of the current global pandemic and take the necessary actions to service our clients to our fullest ability. During 2020, we plan to continue our focus on our transformation, increasing innovation and product enhancements while identifying additional new sales opportunities in the Telecom Market. We have a very strong customer footprint and decades of proven performance that gives us a significant head-start. At the same time, we continue to selectively seek new opportunities whether through potential accretive acquisitions, joint ventures, or strategic partnerships to drive both top- and bottom-line performance and over the long-term to bring our shareholders long term value.”

Conference Call

The Company will be conducting a conference call and webcast on Thursday, May 14, 2020 at 5:00 p.m. Eastern Time and 3:00 p.m. Mountain Time. The call-in numbers for the conference call are: (877) 303-6316 for domestic toll free and (650) 521-5176 for international callers. The conference ID number is 2369909. A telephone replay will be available through May 28, 2020 and can be accessed by calling (855) 859-2056 for domestic toll free or (404) 537-3406 for international callers. The conference replay ID number is also 2369909. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com, click the ‘Investors’ tab and then click the ‘Q1 earnings call’ icon. A replay of the webcast will be accessible at that website through August 14, 2020. The webcast is also available by clicking the following link: https://edge.media-server.com/mmc/p/tnhvbufn.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of non-GAAP net income and diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation, restructuring and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of real-time digital engagement solutions and services to more than 100 customers in over 60 countries worldwide. The Company’s portfolio includes market-leading solutions and services for real-time analytics, customer acquisition, customer value management and loyalty for telecom, retail and financial services companies. Founded in 1985, the Company has its headquarters in Englewood, Colorado, with offices in Asia, Europe, Africa, and North America. For more information, please visit www.evolving.com or follow us on Twitter at http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, statements about the market for, and performance of, the Company’s products, its ability to successfully integrate its solutions with existing customer network systems, and expectations regarding the Company’s outstanding debt are forward-looking statements. These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K, 10-Q, 10-Q/A, 8-K and 8-K/A filed with the SEC and its press releases and the Company’s website.

Investor Relations Contact:

Alice Ahern

Investor Relations

Evolving Systems

Tel: 1-844-732-5898

Email: investors@evolving.com

EVOLVING SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	March 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$2,606	$3,076
Contract receivables	5,104	6,732
Unbilled work-in-progress	1,817	1,105
Prepaid and other current assets	1,842	1,594
Income taxes receivable	1,439	953
Total current assets	12,808	13,460
Property and equipment, net	429	482
Amortizable intangible assets, net	3,326	3,665
Operating leases	1,066	1,205
Deferred income taxes	630	1,000
Total assets	$18,259	$19,812

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Term loan - current	$1,304	$1,577
Accounts payable and accrued liabilities	3,576	3,827
Lease obligations — operating leases	293	321
Unearned revenue	3,701	3,971
Total current liabilities	8,874	9,696
Long-term liabilities:
Term loan, net	—	122
Lease obligations, net	764	876
Total liabilities	9,638	10,694

Stockholders' equity:
Common stock	12	12
Additional paid-in capital	99,613	99,555
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(10,576)	(10,053)
Accumulated deficit	(79,175)	(79,143)
Total stockholders' equity	8,621	9,118
Total liabilities and stockholders' equity	$18,259	$19,812

EVOLVING SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2020	2019
REVENUE
License fees	$207	$714
Services	6,078	5,983
Total revenue	6,285	6,697

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	2,136	1,945
Sales and marketing	1,561	2,066
General and administrative	1,414	1,800
Product development	1,063	1,289
Depreciation	50	25
Amortization	235	237
Total costs of revenue and operating expenses	6,459	7,362

Loss from operations	(174)	(665)

Other income (expense)
Interest income	2	5
Interest expense	(47)	(93)
Other income, net	3	(12)
Foreign currency exchange gain (loss)	383	(261)
Other income (expense), net	341	(361)

Income (loss) from operations before income taxes	167	(1,026)
Income tax expense	199	91
Net loss	$(32)	$(1,117)

Basic loss per common share - net loss	$(0.00)	$(0.09)

Diluted loss per common share - net loss	$(0.00)	$(0.09)

Weighted average basic shares outstanding	12,164	12,138

Weighted average diluted shares outstanding	12,164	12,138

EVOLVING SYSTEMS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2020	2019
Adjusted EBITDA:
Net loss	$(32)	$(1,117)
Depreciation	50	25
Amortization of intangible assets	235	237
Stock-based compensation expense	58	130
Interest expense, foreign currency translation and other (benefit), net	(341)	361
Income tax expense	199	91
Adjusted EBITDA	$169	$(273)

Non-GAAP net income (loss):
GAAP net loss	$(32)	$(1,117)
Amortization of intangible assets	235	237
Stock-based compensation expense	58	130
Income tax adjustment for non-GAAP*	(50)	(65)
Non-GAAP net income (loss)	$211	$(815)

Basic net income (loss) per share
GAAP	$(0.00)	$(0.09)
Non-GAAP	$0.02	$(0.07)
Shares used to compute basic net income (loss) per share	12,164	12,138

* The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into account which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.